FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES THIRD QUARTER 2015 FINANCIAL RESULTS

Reports Adjusted EPS $0.08

Provides Update on Operational Goals and Strategy Execution

Integration of Transformative Sunrise Acquisition Underway

Toronto, November 10, 2015 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the third quarter ended October 3, 2015 and provided an update on operational goals for 2016. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

“We had an in-line quarter on an adjusted basis, and we believe performance will improve as we realize the benefits of the foundation we have built. Looking ahead, we are making good progress in our Consumer Products business, the integration of Sunrise Growers and reaping the benefits of the significant investments we have made in future growth,” said Rik Jacobs, President and Chief Executive Officer of SunOpta Inc.

For 2016, Jacobs outlined a number of operational goals, including:

•	Increasing gross margin in the healthy beverages business by at least $6 million in juice and achieving double-digit growth rates in non-dairy aseptic products now that expansions have been completed.

•	Integrating Sunrise Growers successfully and delivering $5.0 to $7.0 million of forecasted synergies.

•	Growing the fruit snacks business within healthy snacks by at least 10%.

•	Delivering at least $10 million in new product sales from pro-active innovation while reducing cost of goods sold.

•	Maintaining selling, general and administrative expenses at or below 8%.

“We have a leading position in fast-growing markets, and we have a well-defined strategy to drive higher margins in our business,” said Jacobs. “We have spent the past couple of years building the foundation for stronger results by investing in our production capacity, our people and our processes. Now, it’s about execution, and we are committed to delivering.”

Third Quarter 2015 Highlights

•	Revenues of $306.0 million versus $307.9 million in the prior year. Excluding the effect of changes including commodity prices, foreign exchange rates, acquired companies and product rationalizations, revenues increased 3.5% within SunOpta Foods and 1.5% on a consolidated basis.

•	EBITDA¹ of $13.0 million versus $18.8 million in the prior year. Adjusted EBITDA¹ of $16.8 million.
•

Earnings from continuing operations of $0.4 million, or $0.01 per diluted common share versus a loss of $0.6 million or $0.01 in the prior year. Adjusted Earnings¹ of $0.08 per diluted common share, which includes Adjusted Earnings¹ in SunOpta Foods of $0.07 and Adjusted Earnings¹ in the non-core business of $0.01.

(All comparisons above are to the quarter ended October 4, 2014)

Year-to-date 2015 Highlights

•

Revenues of $916.7 million versus $957.8 million in the prior year. Excluding the effect of changes including an additional week of sales in the first quarter of 2014, commodity prices, foreign exchange rates, acquired businesses and product rationalizations, revenues increased 3.7% within SunOpta Foods and 1.9% on a consolidated basis.

•	EBITDA¹ of $45.3 million versus $60.2 million in the prior year. Adjusted EBITDA¹ of $50.6 million.
•

Earnings from continuing operations of $7.9 million, or $0.11 per diluted common share versus $14.7 million or $0.21 in the prior year. Adjusted Earnings¹ of $0.21 per diluted common share, which includes Adjusted Earnings¹ in SunOpta Foods of $0.24 and Adjusted Loss¹ in the non- core business of $0.03.

(All comparisons above are to the three quarters ended October 4, 2014, which was a 40 week period)

The Consumer Products segment generated revenue from external customers of $126.7 million in the quarter, versus $115.6 million in the prior year, and SunOpta expects to see further opportunities as it integrates the purchase of Sunrise Growers, benefits from increased throughput in its newly expanded beverage plants and builds on its market leading position in fruit snacks.

“In the third quarter, we saw signs that our sales execution and the significant investments we have made in our platform in the past 12 months are bearing fruit. Our Consumer Products segment returned to top line growth, and we expect further growth as our Allentown facility’s commercial production officially commenced last week,” Jacobs said. “While the investments and incremental fixed costs have reduced our earnings in the short term, our team has built significant runway for future revenue growth that should translate to greater profitability as we increase our plant capacity utilization.”

The Global Ingredients segment reported quarterly revenue from external customers of $150.5 million, versus $156.4 million a year earlier. The decline in the Euro, sale of sunflower assets in the prior year, and lower commodity prices caused the overall decline in revenue for this segment which, on a normalized basis, increased 4.2% during the third quarter.

“Global Ingredients continued to see mid-teens growth in internationally sourced organic ingredients and, following the closing of our acquisition of Sunrise Growers, is taking steps to further entrench our competitive sourcing advantage by enhancing the procurement of imported product for Sunrise,” Jacobs said.

Subsequent to quarter-end, SunOpta closed the purchase of Sunrise Growers, the leading processor of conventional and organic individually quick frozen fruit in the United States, and is now focused on delivering the synergies and benefits from this transformational acquisition.

“A significant amount of work has gone on to integrate Sunrise Growers which, together with the businesses we already own in the healthy fruit category, will form the largest vertically integrated platform in our Consumer Products segment and provide us with meaningful scale to maximize our competitive advantage,” concluded Jacobs.

Third Quarter 2015 Results

Revenues for the third quarter decreased 0.6% to $306.0 million compared to $307.9 million for the third quarter of 2014. After adjusting for the impact of changes including commodity prices, foreign exchange rates, acquired businesses and product rationalizations, consolidated revenues increased 1.5% and SunOpta Foods revenues increased 3.5% versus the prior year third quarter. The increased revenues reflected stronger demand for organic ingredients in the U.S. and Europe, and higher volumes of consumer-based healthy snack and premium juice retail products, partially offset by lower sunflower and grain-based ingredient volumes. At Opta Minerals, the decrease in revenues reflected competitive pressure in the infrastructure sector and a cyclical slowdown in the steel industry.

Operating income¹ was $6.2 million, or 2.0% of revenues, compared to $12.2 million, or 4.0% of revenues in the third quarter of 2014. SunOpta Foods operating income, including corporate services, was $4.1 million, or 1.5% of revenues, compared to $11.3 million, or 4.2% of revenues in the prior year third quarter. The decrease in SunOpta Foods operating income mainly reflected lower capacity utilization and a higher cost base within consumer-based product categories due to recent expansion activities, partially offset by improved performance in the rationalized sunflower operations, increased margin contribution from higher volumes of organic ingredients, and lower SG&A costs. However, Global Ingredients incurred approximately $1.9 million in non-recurring incremental logistics costs related to the import and export of organic raw materials, and Consumer Products recognized approximately $1.5 million of costs related to plant expansion activities, and approximately $0.4 million in costs were incurred related to an ongoing litigation. Excluding these costs, operating income during the third quarter would have been approximately 2.8% inside SunOpta Foods.

Earnings from continuing operations for the third quarter of 2015 were $0.4 million, or $0.01 per diluted common share, compared to a loss of $0.6 million, or $0.01 per diluted common share during the third quarter of 2014. Excluding other expense related primarily to severance and acquisition related charges, the non-recurring logistics costs in Global Ingredients and plant expansion costs in Consumer Products, as well as costs associated with an ongoing litigation, Adjusted Earnings¹ were $0.08 per diluted share, of which SunOpta Foods contributed $0.07. Excluding the same adjustments, Adjusted EBITDA for the third quarter of 2015 was $16.8 million.

Year-to-date 2015 Results

Revenues for the first three quarters of 2015 decreased 4.3% to $916.7 million compared to $957.8 million for the first three quarters of 2014. It is important to note that the first three quarters of 2014 was a 40-week period, as compared to 39 weeks in the first three quarters of 2015. After adjusting for the impact of changes including the additional week in 2014, commodity prices, foreign exchange rates, acquired businesses and product rationalizations, consolidated revenues increased 1.9% and SunOpta Foods revenues increased 3.7% versus the first three quarters of 2014. The increase in revenues was primarily due to stronger demand for organic ingredients in the U.S. and Europe, partially offset by lower sunflower and grain-based ingredient volumes, lower sales in beverage and frozen food categories and competitive pressures on certain steel and industrial mineral products in Opta Minerals.

Operating income¹ was $25.4 million, or 2.8% of revenues, compared to $41.0 million, or 4.3% of revenues in the first three quarters of 2014. SunOpta Foods operating income, including corporate services, was $23.0 million, or 2.8% of revenues, compared to $37.5 million, or 4.4% of revenues in the first three quarters of 2014. Excluding the non-recurring logistics costs in Global Ingredients and plant expansion costs in Consumer Products, as well as costs associated with an ongoing litigation, operating income in SunOpta Foods would have been approximately 3.4% .

Earnings from continuing operations for the first three quarters of 2015 were $7.9 million, or $0.11 per diluted common share, compared to $14.7 million, or $0.21 per diluted common share, during the prior year. Excluding other expense related primarily to severance and acquisition related charges, the non-recurring logistics costs in Global Ingredients and plant expansion costs in Consumer Products, as well as costs associated with an ongoing litigation, Adjusted Earnings¹ were $0.21 per diluted common share, of which SunOpta Foods contributed $0.24, offset by a $0.03 loss from non-core operations. Excluding the same adjustments, Adjusted EBITDA for the first three quarters of 2015 was $50.6 million.

Balance Sheet

At October 3, 2015 SunOpta’s balance sheet reflected a total debt to equity ratio of 0.33 to 1.00. Of the $148.5 million total debt outstanding, $38.2 million relates to Opta Minerals and is without recourse to SunOpta Inc., leaving $110.2 million in total debt borne by SunOpta Foods. At October 3, 2015 SunOpta had total assets of $793.6 million, shareholders' equity of $453.1 million and a net book value of $5.31 per outstanding share.

On October 9, 2015 SunOpta completed the acquisition of Sunrise Growers for total consideration of approximately $473 million in cash. The acquisition was financed through (i) net proceeds of approximately $95.5 million from a registered offering of 16.7 million of common shares that closed on September 30, 2015; (ii) borrowings of approximately $318 million under a Second Lien Loan Agreement; and (iii) borrowings of approximately $59.5 million under the existing North American credit facilities. As a result of the acquisition and related fees, total debt has increased by approximately $390 million shortly after the close of the third quarter, bringing total debt inside SunOpta Foods to approximately $500 million, and leverage to approximately 5 times pro forma Adjusted EBITDA. SunOpta expects its core foods business to de-lever 1.0 to 1.5 times over the first 18 months following close of the Sunrise acquisition.

Shareholder Rights Plan and Advance Notice Bylaw

SunOpta also announced today its Board has adopted a shareholder rights plan (the “Rights Plan”) and a new by-law amendment to require advance notice of director nominations by shareholders (the “Advance Notice By-Law”). The Board intends to seek shareholder approval of the Rights Plan and the Advance Notice By-Law at SunOpta’s annual shareholders meeting in May 2016.

Rights Plan

The purpose of the Rights Plan is to provide the Board with additional time, in the event of an unsolicited takeover bid, to develop and propose alternatives to the bid and negotiate with the bidder, as well as to ensure equal treatment of shareholders in the context of an acquisition of control made other than by way of an offer to all shareholders, and lessen the pressure on shareholders to tender to a bid. The Rights Plan has not been adopted in response to, or in anticipation of, any known or anticipated take-over bid or proposal to acquire control of SunOpta.

The Board has implemented the Rights Plan by authorizing the issuance of one right (a “Right”) in respect of each common share outstanding at the close of business on November 23, 2015 (the “Record Time”) and in respect of each common share issued by SunOpta after the Record Time. The Rights trade with, and are represented by, the common shares. Until such time as the Rights separate, when they become exercisable, Rights certificates will not be distributed to shareholders and no further action is required by shareholders.

If a person, or a group acting jointly or in concert (each, an “Offeror”), acquires beneficial ownership of 20% or more of the then outstanding voting shares (other than pursuant to an exemption available under the Rights Plan), Rights (other than those held by such Offeror, which will become void) will separate and permit the holders thereof to purchase additional shares at a substantial discount to the market price of the shares at that time. Pursuant to the Rights Plan, any bid that meets certain criteria intended to protect the interests of all shareholders will be deemed to be a “permitted bid” and will not trigger a separation under the Rights Plan. These criteria require, among other things, that the bid be made by way of a takeover bid circular to all holders of voting shares other than the Offeror, that all shareholders be treated equally and that the bid remain open for acceptance by shareholders for at least 60 days or such longer period as may be prescribed by law as the minimum deposit period.

Prior to separation, the Rights Plan is not dilutive and will not affect reported earnings per share or change the way in which shareholders would otherwise trade shares. Upon separation, reported earnings per share, on a fully diluted or non-diluted basis, may be affected. Shareholders who do not exercise their Rights upon separation may suffer substantial dilution along with the Offeror.

The Rights Plan is currently effective but remains subject to acceptance by the Toronto Stock Exchange and to ratification by SunOpta’s shareholders within six months of the Rights Plan’s effective date. The Rights Plan is expected to be submitted to shareholders for confirmation at the SunOpta’s 2016 annual shareholders' meeting. If it is not confirmed by shareholders within six months, the Rights Plan and any Rights issued thereunder will terminate. A copy of the Rights Plan will be available under SunOpta’s profile on SEDAR at www.sedar.com and will be filed with the U.S. Securities and Exchange Commission (“SEC”) under Form 8K.

Advance Notice By-Law

The Advance Notice By-law fixes certain deadlines by which shareholders must submit a notice of director nominations to SunOpta prior to a shareholders’ meeting and sets forth the information which must be included in the notice.

The Advance Notice By-law will help ensure that shareholders will receive adequate notice of all director nominations to be considered at a shareholders' meeting and sufficient information so that shareholders can cast an informed vote. The by-law is similar to the advance notice by-laws adopted by many other Canadian public companies.

More specifically, the by-law provides that for an annual meeting of shareholders (including an annual and special meeting), advance notice of director nominations to SunOpta must be given not less than 30 days prior to the date of the annual meeting. If the annual meeting is to be held on a date that is less than 50 days following the date of public announcement of the meeting, notice must be given not later than the close of business on the 10th day following the notice date. In the case of a special meeting of shareholders (which is not also an annual meeting), notice to SunOpta must be given no later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

The Advance Notice By-law is effective immediately. Shareholders of SunOpta will be asked to ratify and confirm the by-law at the 2016 annual shareholders' meeting. A copy of the new by-law will be filed on SEDAR at www.sedar.com and will be filed with the SEC under Form 8K.

Conference Call with accompanying presentation

SunOpta plans to host a conference call at 9:00 A.M. eastern time on Wednesday, November 11, 2015, to discuss the third quarter financial results and recent corporate developments. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at www.sunopta.com. The presentation that will accompany the conference call can be downloaded at investor.sunopta.com.

To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at SunOpta’s website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure. SunOpta also holds an approximate 66% ownership position in Opta Minerals Inc. (TSX:OPM), a producer, distributor, and recycler of industrial minerals and silica-free abrasives. Opta Minerals is a non-core holding.

The SunOpta Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3958

Forward-Looking Statements

Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our operational goals, expected further growth as a result of commencing production at our Allentown facility, entrenchment of our competitive sourcing advantage and our intention to de-lever our core food business. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as "expect", “should”, “continued”, “will”, "believe", "anticipate", "estimate", "intend", "project", "potential", "continue", "should", "might", "plan", "may", "predict" or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such failure to retain key management and employees of Sunrise Growers and Niagara Natural; issues or delays in the successful integration of the operations, systems and personnel of Sunrise Growers and Niagara Natural with those of the Company including incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
www.sunopta.com

Public Relations
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarter and three quarters ended October 3, 2015 and October 4, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended			Three quarters ended
	October 3, 2015	October 4, 2014		October 3, 2015	October 4, 2014
	$	$	$	$	$
Revenues	306,007	307,887		916,681	957,841

Cost of goods sold	275,375	271,774		819,447	842,688

Gross profit	30,632	36,113		97,234	115,153

Selling, general and administrative expenses	23,756	23,461		69,882	71,337
Intangible asset amortization	1,284	1,023		3,610	3,234
Other expense (income), net	4,033	11		6,165	(993)
Foreign exchange gain	(613)	(600)		(1,614)	(377)

Earnings from continuing operations before the following	2,172	12,218		19,191	41,952

Interest expense, net	1,919	1,970		6,835	6,128
Impairment loss on investment	-	8,441		-	8,441

Earnings from continuing operations before income taxes	253	1,807		12,356	27,383

Provision for (recovery of) income taxes	(411)	2,267		5,969	12,290

Earnings (loss) from continuing operations	664	(460)		6,387	15,093

Earnings (loss) from discontinued operations, net of income taxes	(128)	233		(262)	297

Earnings (loss)	536	(227)		6,125	15,390

Earnings (loss) attributable to non-controlling interests	222	157		(1,472)	426

Earnings (loss) attributable to SunOpta Inc.	314	(384)		7,597	14,964

Earnings (loss) per share – basic
- from continuing operations	0.01	(0.01)		0.12	0.22
- from discontinued operations	-	-		-	-
	-	(0.01)		0.11	0.22
Earnings (loss) per share – diluted
- from continuing operations	0.01	(0.01)		0.11	0.21
- from discontinued operations	-	-		-	-
	-	(0.01)		0.11	0.21

Weighted-average number of shares outstanding (000s)
- basic	69,181	66,919		68,199	66,764
- diluted	69,181	68,686		68,406	68,274

SunOpta Inc.
Consolidated Balance Sheets
As at October 3, 2015 and January 3, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

	October 3, 2015	January 3, 2015
	$	$

ASSETS
Current assets
Cash and cash equivalents	98,989	9,938
Accounts receivable	127,572	125,896
Inventories	282,127	264,256
Prepaid expenses and other current assets	17,450	18,935
Current income taxes recoverable	5,555	2,233
Deferred income taxes	6,080	8,107
	537,773	429,365

Property, plant and equipment	146,531	134,920
Goodwill	47,344	29,082
Intangible assets	51,814	40,640
Deferred income taxes	3,308	2,061
Other assets	6,838	4,882

	793,608	640,950

LIABILITIES
Current liabilities
Bank indebtedness	117,000	91,410
Accounts payable and accrued liabilities	134,712	128,437
Customer and other deposits	5,102	4,127
Income taxes payable	195	3,090
Other current liabilities	1,825	3,087
Current portion of long-term debt	28,622	5,927
Current portion of long-term liabilities	5,261	250
	292,717	236,328

Long-term debt	2,830	33,928
Long-term liabilities	19,527	1,962
Deferred income taxes	14,572	15,404
	329,646	287,622

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	298,329	190,668
Additional paid-in capital	21,852	22,490
Retained earnings	136,906	129,309
Accumulated other comprehensive loss	(3,977)	(1,778)
	453,110	340,689
Non-controlling interests	10,852	12,639
Total equity	463,962	353,328

	793,608	640,950

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarter and three quarters ended October 3, 2015 and October 4, 2014
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended

	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
	$	$	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Earnings (loss)	536	(227)	6,125	15,390
Earnings (loss) from discontinued operations	(128)	233	(262)	297
Earnings (loss) from continuing operations	664	(460)	6,387	15,093
Items not affecting cash:
Depreciation and amortization	5,741	5,489	16,703	16,347
Deferred income taxes	303	(947)	1,148	890
Stock-based compensation	1,901	1,079	4,140	2,884
Unrealized loss (gain) on derivative instruments	(1,088)	1,802	(534)	2,021
Impairment loss on investment	-	8,441	-	8,441
Impairment of long-lived assets	-	505	-	505
Gain on sale of assets	126	(1,018)	19	(1,018)
Unrealized loss (gain) on contingent consideration	156	-	238	(1,373)
Other	304	191	2,020	7
Changes in non-cash working capital, net of business acquired	14,565	3,245	(24,079)	(4,622)
Net cash flows from operations - continuing operations	22,672	18,327	6,042	39,175
Net cash flows from operations - discontinued operations	(128)	(327)	(262)	(589)
	22,544	18,000	5,780	38,586
Investing activities
Acquisition of businesses	(6,475)	-	(19,775)	-
Purchases of property, plant and equipment	(7,373)	(5,109)	(22,812)	(12,565)
Acquisition of non-controlling interest	-	-	(733)	-
Payment of contingent consideration	-	-	(253)	(800)
Proceeds from the sale of assets	239	5,688	1,292	5,688
Increase in long-term investment, net	-	(871)	-	(871)
Other	(22)	(435)	(45)	(484)
Net cash flows from investing activities - continuing operations	(13,631)	(727)	(42,326)	(9,032)
Net cash flows from investing activities - discontinued operations	-	327	-	589
	(13,631)	(400)	(42,326)	(8,443)
Financing activities
Increase (decrease) under line of credit facilities	(6,309)	(15,973)	29,757	(29,538)
Borrowings under long-term debt	-	-	-	210
Repayment of long-term debt	(1,407)	(1,502)	(4,200)	(4,658)
Financing costs	(2,157)	-	(2,188)	-
Proceeds from the issuance of common shares, net	95,344	-	95,344	-
Proceeds from the exercise of stock options	439	749	3,478	2,996
Proceeds from the exercise of warrants	-	-	3,879	-
Other	(179)	(75)	(459)	(154)
Net cash flows from financing activities - continuing operations	85,731	(16,801)	125,611	(31,144)

Foreign exchange loss on cash held in a foreign currency	(41)	(97)	(14)	(107)
Increase (decrease) in cash and cash equivalents in the period	94,603	702	89,051	(1,108)

Cash and cash equivalents - beginning of the period	4,386	6,727	9,938	8,537
Cash and cash equivalents - end of the period	98,989	7,429	98,989	7,429

SunOpta Inc.
Segmented Information
For the quarter and three quarters ended October 3, 2015 and October 4, 2014
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended		Three quarters ended
	October 3, 2015	October 4, 2014	October 3, 2015	October 4, 2014
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	150,500	156,438	467,405	477,240
Consumer Products	126,713	115,570	361,351	374,934
SunOpta Foods	277,213	272,008	828,756	852,174
Opta Minerals	28,794	35,879	87,925	105,667
Total segment revenues from external customers	306,007	307,887	916,681	957,841

Segment gross margin:
Global Ingredients	15,327	15,580	53,225	47,822
Consumer Products	10,982	15,257	31,907	50,643
SunOpta Foods	26,309	30,837	85,132	98,465
Opta Minerals	4,323	5,276	12,102	16,688
Total segment operating income	30,632	36,113	97,234	115,153

Segment operating income (loss):
Global Ingredients	4,642	6,933	23,934	19,254
Consumer Products	1,863	7,988	5,115	27,412
SunOpta Foods	6,505	14,921	29,049	46,666
Opta Minerals	2,105	898	2,313	3,494
Corporate Services	(2,405)	(3,590)	(6,006)	(9,201)
Total segment operating income	6,205	12,229	25,356	40,959

Segment operating income percentage:
Global Ingredients	3.1%	4.4%	5.1%	4.0%
Consumer Products	1.5%	6.9%	1.4%	7.3%
SunOpta Foods	2.3%	5.5%	3.5%	5.5%
Opta Minerals	7.3%	2.5%	2.6%	3.3%
Total segment operating income	2.0%	4.0%	2.8%	4.3%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense (income), net”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income and earnings before interest, taxes, depreciation and amortization ("EBITDA") as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company's core operating performance. The non-GAAP measures of segment operating income and EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as "earnings from continuing operations before the following" excluding the impact of other income/expense items and goodwill impairments; and EBITDA as segment operating income plus depreciation and amortization and stock based compensation. The following is a tabular presentation of segment operating income and EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended			Three quarters ended
	October 3, 2015	October 4, 2014		October 3, 2015	October 4, 2014
	$	$	$	$	$

Earnings (loss) from continuing operations	664	(460)		6,387	15,093
Provision for (recovery of) income taxes	(411)	2,267		5,969	12,290
Interest expense, net	1,919	1,970		6,835	6,128
Other expense (income), net	4,033	11		6,165	(993)
Impairment loss on investment	-	8,441		-	8,441
Total segment operating income	6,205	12,229		25,356	40,959
Depreciation and amortization	5,741	5,489		16,703	16,347
Stock-based compensation	1,047	1,079		3,286	2,884
EBITDA	12,993	18,797		45,345	60,190
Adjustments (a)	3,766	-		5,255	-
Adjusted EBITDA	16,759	18,797		50,600	60,190

(a) The adjustments include all adjustments in the tables " Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share” that affect cost of goods sold and selling, general and administrative expenses

The Company also reported Adjusted Earnings and Adjusted earnings per diluted share for the quarter and three quarters ended October 3, 2015. Adjusted Earnings and Adjusted earnings per diluted share are also non-GAAP financial measures.

When assessing our financial performance, we use an internal measure that excludes (i) results of discontinued operations; (ii) items recognized in other income/expense, which includes severance and other rationalization costs, business development costs, changes in the fair value of contingent consideration, and gains/losses on the disposal of assets; (iii) impairment losses on long-lived assets, investments, and goodwill; and (iv) other unusual items that are identified and evaluated on an individual basis, which due to their nature or size, we would not expect to occur as part of our normal business on a regular basis from earnings (or loss) attributable to SunOpta Inc. We believe that the identification of these items enhances an analysis of our financial performance when comparing those operating results between periods, as we do not consider these items to be reflective of normal business operations. The following is a tabular presentation of Adjusted Earnings and Adjusted Earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

For the quarter and three quarters ended October 3, 2015, in addition to the results of discontinued operations, the Company recognized other expense related primarily to severance and acquisition related charges, demurrage, detention and other related expenses in connection with transloading capacity constraints on imported and exported product, expansion and start-up costs related to our east coast aseptic and premium juice facilities, and litigation costs mainly related to the previously reported Plum dispute. We do not believe these charges are reflective of normal business operations. These charges have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

For the quarter and three quarters ended October 4, 2014, in addition to the results of discontinued operations, the Company recognized other expense (and income) related primarily to impairment of long-lived assets, severance and restructuring costs, and gains related to assets sales and the settlement of a remaining earn out related to a previous acquisition. We do not believe these charges and gains are reflective of normal business operations and have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share

	SunOpta Foods		Opta Minerals		Consolidated
	Per Diluted		Per Diluted		Per Diluted
	Share		Share		Share
For the quarter ended	$	$	$	$	$	$
October 3, 2015
Earnings attributable to SunOpta Inc.	(322)	-	636	0.01	314	-
Loss from discontinued operations, net of income taxes	128	-	-	-	128	-
Earnings from continuing operations attributable to SunOpta Inc.	(194)	-	636	0.01	442	0.01
Adjusted for:
Demurrage, detention and other related expenses(a)	1,858		-		1,858
Plant expansion and start-up costs(a)	1,525		-		1,525
Litigation costs (b)	383		-		383
Other expense (income)	3,652		381		4,033
Income tax effect of preceding adjustments	(2,485)		(101)		(2,586)
Non-controlling interests' share of preceding adjustments	-		(95)		(95)
Adjusted earnings	4,739	0.07	821	0.01	5,560	0.08

October 4, 2014
Loss attributable to SunOpta Inc.	(756)	(0.01)	372	0.01	(384)	(0.01)
Earnings from discontinued operations, net of income taxes	(233)	-	-	-	(233)	-
Earnings from continuing operations attributable to SunOpta Inc.	(989)	(0.01)	372	0.01	(617)	(0.01)
Adjusted for:
Impairment loss on investment	8,441		-		8,441
Other expense (income)	(643)		654		11
Income tax effect of preceding adjustments	238		(173)		65
Non-controlling interests' share of preceding adjustments	-		(163)		(163)
Adjusted earnings	7,047	0.10	690	0.01	7,737	0.11

(a)	Included in cost of goods sold
(b)	Included in selling, general and administrative expenses

Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share

	SunOpta Foods		Opta Minerals		Consolidated
	Per Diluted		Per Diluted		Per Diluted
	Share		Share		Share
For the three quarters ended	$	$	$	$	$	$
October 3, 2015
Earnings(loss) attributable to SunOpta Inc.	10,294	0.15	(2,697)	(0.04)	7,597	0.11
Loss from discontinued operations, net of income taxes	262	-	-	-	262	-
Earnings from continuing operations attributable to SunOpta Inc.	10,556	0.15	(2,697)	(0.04)	7,859	0.11
Adjusted for:
Demurrage, detention and other related expenses(a)	1,858		-		1,858
Plant expansion and start-up costs(a)	2,220		-		2,220
Litigation costs(b)	1,177		-		1,177
Other expenses (income)	4,393		1,772		6,165
Net income tax effect of preceding adjustments	(3,658)		(469)		(4,127)
Non-controlling interests' share of preceding adjustments	-		(467)		(467)
Adjusted earnings (loss)	16,546	0.24	(1,861)	(0.03)	14,685	0.21

October 4, 2014
Earnings attributable to SunOpta Inc.	14,541	0.21	423	0.01	14,964	0.22
Earnings from discontinued operations, net of income taxes	(297)	-	-	-	(297)	-
Earnings from continuing operations attributable to SunOpta Inc.	14,244	0.21	423	0.01	14,667	0.21
Adjusted for:
Impairment loss on investment	8,441		-		8,441
Other expense (income)	(1,826)		833		(993)
Net income tax effect of preceding adjustments	652		(153)		499
Non-controlling interests' share of preceding adjustments	-		(135)		(135)
Adjusted earnings	21,511	0.32	968	0.01	22,479	0.33

(a)	Included in cost of goods sold
(b)	Included in selling, general and administrative expenses